NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 09, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 28, 2024, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between HireRight Holdings Corporation and Hearts Merger Sub, Inc., a wholly owned subsidiary of Hearts Parent, LLC, which are affiliates of General Atlantic, L.P. and Stone Point Capital LLC became effective before market open on June 28, 2024. Each share of Common Stock of HireRight Holdings Corporation was converted into USD 14.35 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before on June 28, 2024.